GRANT THORNTON LLP

Two Commerce Square

2001 Market Street, Suite 700

Philadelphia, PA 19103

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GT.COM

Exhibit 99.4

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

CEHI Acquisition Corporation and Subsidiaries

We have audited the accompanying consolidated financial statements of CEHI Acquisition Corporation and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk

Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.

assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CEHI Acquisition Corporation and Subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Philadelphia, Pennsylvania

March 14, 2019

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

	2018	2017
Assets
Current assets
Cash and cash equivalents	$1,978	$2,907
Accounts receivable, net of allowances for doubtful accounts of $628 and $529	59,689	50,069
Prepaid expenses and other current assets	6,140	4,778

Total current assets	67,807	57,754

Property, plant and equipment, net (Note 4)	62,060	48,852
Other assets	3,629	2,208
Intangible assets, net (Note 5)	133,579	124,764
Goodwill (Note 5)	140,729	119,099

Total assets	$407,804	$352,677

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt (Note 7)	$2,672	$2,274
Trade accounts payable	26,135	18,480
Income taxes payable	684	1,658
Accrued expenses (Note 6)	17,230	12,106
Deferred revenue	444	372

Total current liabilities	47,165	34,890

Long-term debt, net of current portion (Note 7)	207,064	165,656
Deferred income tax liabilities (Note 9)	28,300	29,173
Other long-term liabilities	2,555	937

Total liabilities	285,084	230,656

Commitments and contingencies (Note 12)
Stockholders’ equity
Common stock, $.001 par value, 1,500,000 shares authorized, 1,100,038 shares issued and outstanding at December 31, 2018 and 2017	1	1
Additional paid-in capital	115,919	114,366
Retained earnings	6,800	7,654

Total stockholders’ equity	122,720	122,021

Total liabilities and stockholders’ equity	$407,804	$352,677

The accompanying notes are an integral part of these consolidated financial statements.

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2018 AND 2017

(in thousands)

	2018	2017
Revenues, net	$266,916	$211,247
Cost of services	201,711	159,523

Gross profit	65,205	51,724
Selling, general and administrative expenses	50,262	39,187
Management fee (Note 11)	500	500

Operating income	14,443	12,037
Other (loss) income, net	(396)	80
Interest expense	(863)	(821)
Interest expense, related-party (Note 11)	(16,496)	(13,456)

Loss from operations before income tax benefit	(3,312)	(2,160)
Income tax benefit (Note 9)	2,458	15,469

Net (loss) income	$(854)	$13,309

The accompanying notes are an integral part of these consolidated financial statements.

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2016	1,100,038	$1	$112,813	$(5,655)	$107,159

Stock option expense	—	—	1,553	—	1,553
Net income	—	—	—	13,309	13,309

Balance at December 31, 2017	1,100,038	$1	$114,366	$7,654	$122,021

Stock option expense	—	—	1,553	—	1,553
Net loss	—	—	—	(854)	(854)

Balance at December 31, 2018	1,100,038	$1	$115,919	$6,800	$122,720

The accompanying notes are an integral part of these consolidated financial statements.

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

DECEMBER 31, 2018 AND 2017

(in thousands)

	2018	2017
Cash flows from operating activities
Net (loss) income	$(854)	$13,309
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation of property, plant and equipment	9,832	8,840
Deferred income tax	(5,372)	(18,093)
Amortization of deferred financing costs	523	481
Recoveries of bad debts, net	(10)	(358)
Net loss (gain) on sale and exchange of property, plant and equipment	430	(40)
Amortization of intangible assets	13,850	12,807
Stock-based compensation	1,553	1,553
Changes in working capital:
Accounts receivable	(3,386)	(2,858)
Prepaid expenses and other assets	(4,385)	(448)
Accounts payable	6,368	4,071
Accrued expenses	4,004	(4,569)
Deferred revenue	72	371
Other long-term liabilities	524	486

Net cash provided by operating activities	23,149	15,555

Cash flows from investing activities
Acquisitions of businesses	(52,877)	(6,244)
Acquisitions of airspace	(4,050)	—
Purchases of permits	(411)	(204)
Purchases of property, plant and equipment	(8,621)	(5,514)
Proceeds from sale of property, plant and equipment	598	226

Net cash used in investing activities	(65,360)	(11,736)

Cash flows from financing activities
Proceeds from line of credit	32,154	44,716
Repayments of line of credit	(39,250)	(43,974)
Net proceeds from the issuance of long-term debt	51,195	239
Repayments of long-term debt	(2,319)	(1,926)
Repayments of capital leases	(344)	(764)
Debt issuance costs	(154)	—

Net cash provided by (used in) financing activities	41,282	(1,709)

Net (decrease) increase in cash and cash equivalents	(929)	2,109
Cash and cash equivalents, beginning of period	2,907	798

Cash and cash equivalents, end of period	$1,978	$2,907

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$16,135	$13,641
Cash paid during the period for income taxes	$4,111	$2,592

The accompanying notes are an integral part of these consolidated financial statements.

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

1. Business

CEHI Acquisition Corporation and Subsidiaries (the “Company”), headquartered in Hatboro, Pennsylvania, is a provider of environmental services for a variety of contaminated materials including soils, dredged material, and hazardous waste. The Company provides a one-stop shop solution that analyzes, treats, documents and recycles waste streams generated in multiple end-markets such as utilities, infrastructure, chemicals, aerospace and defense, non-public/private development, medical, industrial and dredging. Treatment includes thermal desorption, dredged material stabilization, bioremediation, physical treatment/screening and chemical fixation. Before the Company accepts contaminated materials, it identifies a third party “beneficial reuse” site such as infrastructure projects, commercial redevelopment or daily landfill cover and capping where the materials will be sent after they are treated. Clean Earth operates 29 permitted facilities in the Eastern United States. The Company’s wholly owned subsidiaries include Clean Earth Holdings, Inc., CEI Holding Corporation, Clean Earth, Inc., Clean Earth of Carteret, LLC, Clean Earth of New Castle, LLC, Clean Earth of Philadelphia, LLC, Clean Earth Dredging Technologies, LLC, Clean Earth Environmental Services, Inc., Clean Earth of North Jersey, Inc., Advanced Remediation and Disposal Technologies of Delaware, LLC, Clean Earth of Maryland, LLC, Clean Rock Properties, Ltd., Clean Earth of West Virginia, Inc., Clean Earth of Southeast Pennsylvania, LLC, Clean Earth of Southern Florida, LLC, Clean Earth of Georgia, LLC, Clean Earth of Greater Washington, LLC, AES Asset Acquisition Corporation, Real Property Acquisitions, LLC, Clean Earth of Alabama, Inc., AERC Acquisition Corporation, MKC Acquisition Corporation, Gardner Road Oil, LLC, Environmental Soil Management, Inc., Environmental Soil Management of New York, LLC and Clean Earth of Michigan, LLC.

On August 26, 2014, the Company was acquired by Compass Diversified Holdings, LLC (“Compass”), which currently owns 97.5% of the outstanding stock of the Company on a primary basis and 79.8% on a fully diluted basis.

2. Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of CEHI Acquisition Corporation and Subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany transactions and balances have been eliminated in consolidation.

Reclassifications

The accompanying consolidated financial statements include the following reclassifications from the previously issued consolidated financial statements:

A.

The Company previously recorded its purchase of $4,050 of certain airspace in Maryland during the year ended December 31, 2018 within “Goodwill” on its consolidated balance sheet and in Note 5 and the related cash outflow within “Acquisitions” under investing activities on its consolidated statement of cash flows. This amount has been reclassified to “Airspace, net of accumulated amortization” within “Intangible assets, net” on its consolidated balance sheet and in Note 5 and to “Acquisitions of airspace” under investing activities on its consolidated statement of cash flows. The Company also clarified its description of the remaining amount within “Acquisitions” under investing activities on its consolidated statement of cash flows as “Acquisitions of businesses”.

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

B.

The Company previously presented “Amortization of intangible assets” as a separate line item below “Selling, general and administrative expenses” within “Operating income” on its consolidated statements of operations for the years ended December 31, 2018 and 2017. To comply with SAB Topic 11.B, Depreciation And Depletion Excluded From Cost Of Sales, this line item has been eliminated from the face of its consolidated statements of operations with $10,265 and $9,495 of permit and airspace amortization allocated to “Cost of services” for the years ended December 31, 2018 and 2017, respectively, and $3,585 and $3,312 of customer relationship, non-compete agreement, and trade name amortization allocated to “Selling, general and administrative expenses” for the years ended December 31, 2018 and 2017, respectively, on its consolidated statements of operations.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Cash and Cash Equivalents

The Company considers all bank accounts and investments that can be liquidated on demand or within three months or less to be cash equivalents.

Revenue Recognition

Prior to 2018, revenues from the environmental recycling facilities are generally recognized when material is received, collection of the associated receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable, with the exception of dredge contracts. The Company’s agreement with its customers is for the management of contaminated soils. The Company is considered to have managed those soils upon entry into the facility. This is generally the point the soil crosses the scale at the facility.

Dredge contracts are generally based on geological surveys. The contract states a measurable amount plus an allowable overage of material to be removed and treated. Dredge material is received via barge. It is removed from the barge and treated immediately and sent to an outbound disposal site. Revenue is recognized at time of treatment based on truck volume leaving the facility or estimated scow volume. Upon final geological survey, the parties agree upon the remaining unbilled amount and adjustments are recognized.

Effective January 1, 2018, the Company adopted the provisions of Revenue from Contracts with Customers (Topic 606) (“ASC 606”). The adoption of the new revenue guidance represents a change in accounting principle that will more closely align revenue recognition with the transfer of control of the Company’s goods and services and will provide financial statement readers with enhanced disclosures. In accordance with the new revenue guidance, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods or

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

services, and excludes any sales incentives or taxes collected from customers which are subsequently remitted to government authorities. The impacts from the adoption of the new revenue guidance primarily relate to the timing of revenue recognition for variable consideration received and consideration payable to a customer. Although these differences have been identified, the total impact was not material to the consolidated financial statements. In addition, the accounting for the estimate of variable consideration in our contracts is not materially different compared to our current practice. The Company has established monitoring controls to identify new sales arrangements and changes in our business environment that could impact our current accounting assessment.

Performance Obligations—The Company’s arrangements qualify for over time revenue recognition as the customer simultaneously receives and consumes the benefits provided by the Company’s performance. As the Company performs the service, another party would not need to re-perform any of the work completed by the Company to date. The Company has elected to apply the as-invoiced practical expedient to record revenue as the services are provided, given the nature of the services provided and the frequency of billing under the customer contracts.

Variable Consideration—Upon adoption of the new revenue guidance, the Company’s policy around estimating variable consideration related to sales incentives (early pay discounts, rights of return, rebates, chargebacks, and other discounts) included in certain customer contracts remained consistent with previous guidance. These incentives are recorded as a reduction in the transaction price. Under the new guidance, variable consideration is estimated and included in total consideration at contract inception based on either the expected value method or the most likely outcome method. The method was applied consistently among each type of variable consideration, and the Company applies the expected value method to estimate variable consideration. These estimates are based on historical experience, anticipated performance and the Company’s best judgment at the time and as a result, reflect applicable constraints. The Company includes in the transaction price an amount of variable consideration estimated in accordance with the new guidance only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

Sales and Other Similar Taxes—The Company notes that under its contracts with customers, the customer is responsible for all sales and other similar taxes, which the Company will invoice the customer for if they are applicable. The new revenue guidance allows entities to make an accounting policy election to exclude sales taxes and other similar taxes from the measurement of the transaction price. The scope of this accounting policy election is the same as the scope of the policy election in the previous guidance. As the Company presents taxes on a net basis under the previous guidance there will be no change to the current presentation (net) as a result.

Practical Expedients—The Company has elected to make the following accounting policy elections through the adoption of the following practical expedients:

Right to Invoice—The Company will record the consideration from a customer in an amount that corresponds directly with the value to the customer of the Company’s performance completed to date (for example, in a service contract where 25% of the service has been performed, the Company would recognize 25% of the revenue), the entity may recognize revenue in the amount to which the entity has a right to invoice.

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

Sales and Other Similar Taxes—The Company will exclude sales taxes and similar taxes from the measurement of transaction price and will ensure that it complies with the disclosure requirements of applicable accounting guidance.

Promised Goods or Services that are Immaterial in the Context of a Contract—The Company has elected to assess promised goods or services as performance obligations that are deemed to be immaterial in the context of a contract. As such, the Company will not aggregate and assess immaterial items at the entity level. That is, when determining whether a good or service is immaterial in the context of a contract, the assessment will be made based on the application of the new revenue guidance at the contract level.

Trade Accounts Receivable

Trade accounts receivable are recorded at invoiced amounts and do not bear interest. The Company reserves for uncollectible accounts receivable based on its best estimate of the amount of probable credit losses in its existing accounts receivable balance. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt including historical experience, specific customer circumstances and current economic and market conditions. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are recorded in operations as incurred. Significant renewals, improvements and betterments are capitalized.

The Company reviews its long-lived assets held and used (property, plant and equipment) for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated from the use and eventual disposition of the asset. There were no impairment losses in 2018 and 2017.

Other Assets

On February 28, 2018, the Company loaned $1,000 to Rare Earth Recovery Sciences, LLC (“RERS”). RERS will purchase from the Company retorted phosphor powder (“RPP”), which is a by-product of lamp recycling, with the intent of extracting rare earth metals from the RPP. The Company has recorded this $1,000 within other assets on its balance sheet as of December 31, 2018.

Goodwill and Other Intangible Assets

Goodwill represents the excess amount of the purchase price over the fair value of the assets acquired. The Company’s goodwill is tested for impairment on an annual basis as of March 31st, and if current events or circumstances require, on an interim basis.

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

In accordance with accounting guidelines, the Company is able to make a qualitative assessment of whether it is more likely than not that the Company’s fair value as a reporting unit is less than its carrying amount before applying the quantitative goodwill impairment test. The qualitative factors we consider include, in part, the general macroeconomic environment, industry and market specific conditions, financial performance including actual versus planned results and results of relevant prior periods for operating income, net income, operating costs and cost impacts, as well as issues or events specific to the Company. The results of the qualitative analysis indicated that the fair value of the Company, operating as one reporting unit, exceeded its carrying value. There were no triggering events identified as of December 31, 2018 that indicated interim testing was necessary.

In January 2017, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance to simplify the accounting for goodwill impairment. The guidance removes step two of the goodwill impairment test, which requires a hypothetical purchase price allocation. Under the new guidance, a goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The Company adopted this guidance early, effective January 1, 2017, on a prospective basis, and will apply the guidance as necessary to annual and interim goodwill testing performed subsequent to January 1, 2017.

Long-lived intangible assets subject to amortization, including customer relationships, non-compete agreements, permits, and trade name are amortized using the straight-line method over the estimated useful lives of the intangible assets, which we determine based on the consideration of several factors including the period of time the asset is expected to remain in service. Airspace is amortized based upon usage compared to total capacity available. The Company evaluates long-lived assets for potential impairment whenever events occur or circumstances indicate that the carrying amount of the assets may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying amount of a long-lived asset is not recoverable and is greater than its fair value, the asset is impaired and an impairment loss must be recognized. No indicators of impairment were identified for the years ended December 31, 2018 and 2017.

Stock-Based Compensation

The Company records stock-based compensation expense for stock options as the awards vest, based on estimated grant date fair value using the Black-Scholes option-pricing model. The Company recognizes stock-based compensation as expense ratably on a straight-line basis over the requisite service period.

Income Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the tax effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted laws. Valuation allowances are recognized to reduce deferred tax assets to the amount that will more likely than not be realized. In assessing the need for a valuation allowance, management considers all available evidence for each jurisdiction including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. When the Company changes its determination as to the amount of deferred tax

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

assets that can be realized, the valuation allowance is adjusted with a corresponding impact to income tax expense in the period in which such determination is made.

The Company recognizes uncertain tax liabilities when, despite the Company’s belief that its tax return positions are supportable, the Company believes that certain positions may not be fully sustained upon review by tax authorities. Benefits from tax positions are measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value determination is based on assumptions that market participants would use, including consideration of non-performance risk. A three level hierarchy draws distinctions between market participant assumptions based on (i) observable inputs such as quoted market prices in active markets (Level 1), (ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2) and (iii) unobservable inputs that require the Company to use present value and other valuation techniques in the determination of fair value (Level 3). The carrying amounts of accounts receivable, accounts payable, and accrued expenses approximate fair value because of their short-term nature.

Concentrations of Credit Risk

Credit risk represents the accounting loss that would be recognized at the reporting date if counter-parties failed to perform as contracted. Concentrations of credit risk that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable. The Company attempts to minimize this risk by investing its cash with major financial institutions.

Accounts receivable are concentrated primarily in the northeastern United States. The Company does not generally require collateral from its customers; however, the majority of the contaminated soil projects are supported by payment bonds and/or lien rights. The Company is not dependent upon a single customer or a few customers for its business. There were no significant sales concentrations during 2018 and 2017 to one customer.

New Accounting Pronouncements

Recently Adopted Accounting Pronouncements

Revenue from Contracts with Customers

As of January 1, 2018, the Company adopted ASC 606. The new standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The underlying principle of the new standard is that a company will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects to receive in exchange for the goods or services. The standard also requires disclosure of the amount, timing and uncertainty of cash flows arising from contracts with customers. The Company adopted the standard using the modified retrospective method for all contracts not completed as of the date of adoption. The reported results for reporting periods after January 1, 2018 are presented under the new revenue recognition guidance while prior period amounts were prepared under the previous revenue guidance which is also referred to herein as the “previous guidance”. The Company determined that the impact from the new standard is immaterial to its revenue recognition model since the new standard supports revenue recognition at a point in time, which is consistent with previous guidance whereby the majority of its revenue was recognized based on the receipt of material into the facility. Accordingly, the Company has not made any adjustments to opening retained earnings. Refer to the Revenue Recognition accounting policy above for additional information regarding the Company’s adoption of ASC 606.

Changes to the Definition of a Business

In January 2017, the FASB issued new guidance that changes the definition of a business to assist entities in evaluating when a set of transferred assets and activities constitutes a business. The guidance requires an entity to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If so, the set of transferred assets and activities is not a business. The guidance also requires a business to include at least one substantive process and narrows the definition of outputs by more closely aligning it with how outputs are described in the new revenue recognition guidance. The new standard was effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. The adoption of this guidance did not have a material impact upon our financial condition or results of operations.

Recently Issued Accounting Pronouncements

Leases

In February 2016, the FASB issued an accounting standard update related to the accounting for leases (Leases “Topic 842”) which will require an entity to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. Presentation of leases within the consolidated statements of operations and consolidated statements of cash flows will be generally consistent with the current lease accounting guidance. For public companies, the new standard is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period. In July 2018, the FASB issued two updates to Topic 842 to clarify how to apply certain aspects of the new lease standard, and to give entities another option for transition and to provide lessors with a practical expedient to reduce the cost and complexity of implementing the new standard. The transition option allows entities to not apply the new lease standard in the comparative periods presented in the financial statements in the year of adoption. The Company will adopt the new standard using the optional transition method effective January 1, 2019.

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

The new standard provides a number of optional practical expedients in transition. The Company expects to use the package of practical expedients that allows it to not reassess: (i) whether any expired or existing contracts are or contain leases, (ii) lease classification for any expired or existing leases and (iii) initial direct costs for any expired or existing leases. The Company additionally will elect to use the practical expedient that allows lessees to treat the lease and non-lease components of leases as a single lease component and the practical expedient pertaining to land easements. In addition, the new standard provides for an accounting election that permits a lessee to elect not to apply the recognition requirements of Topic 842 to short-term leases by class of underlying asset. The Company will adopt this accounting election for all classes of assets.

The Company has performed an assessment of the impact of the adoption of Topic 842 on the Company’s consolidated financial position and results of operations for the Company’s leases, which consist of treatment facilities, warehouses, office facilities, equipment and vehicle leases. The adoption of the new lease standard is not expected to have a material effect on our consolidated statements of operations or consolidated statements of cash flows, our liquidity or our covenant compliance.

3. Acquisitions

2018

On January 22, 2018, the Company acquired the assets of United Retek of Connecticut, LLC. The total price of the acquisition was $2,000. This amount was comprised of a cash payment of $2,000 funded through the Company’s cash on hand. Included in the assets were $377 of fixed assets and $1,623 of legacy permits.

On March 12, 2018, the Company acquired the assets of MKC Enterprises, Inc. (“MKC”). Headquartered in Doraville, Georgia, MKC utilizes advanced technologies to provide a wide range of hazardous and non-hazardous waste management services. MKC’s facility in Doraville has a Resource Conservation and Recovery Act (“RCRA”) Part B permit. The total price of the acquisition was $2,844, which primarily comprised of a cash payment of $2,550 funded through the Company’s cash on hand.

The RCRA requires anyone who owns or operates a facility where hazardous waste is treated, stored, or disposed to have a permit. The permit application is divided into two parts, Part A and Part B. The Part A application is submitted on a designated form, Environmental Protection Agency (EPA) Form 8700-23, and requires basic information about the facility, while the Part B application is submitted in narrative form and is often lengthy. The RCRA application is required for a federal permit to treat, store, or dispose of hazardous waste under RCRA.

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

The following table summarizes the fair values of the assets acquired and the liabilities assumed:

Accounts receivable	$227
Legacy permits	970
Trade name	30
Customer relationships	190
Goodwill	889
Fixed assets	650
Other assets	20
Accounts payable	(34)
Other liability	(98)

Net assets acquired	$2,844

On May 23, 2018, the Company acquired all of the outstanding capital stock of Environmental Soil Management, Inc. (“ESMI”), located in Fort Edward, New York and Loudon, New Hampshire. The acquisition provided the Company the opportunity to geographically expand its soil and hazardous waste solutions in the New York and New England market. The net total consideration for the acquisition was $31,012, which primarily comprised of a cash payment of $30,746 funded through an increase in its Term A debt from Compass.

The following table summarizes the fair values of the assets acquired and the liabilities assumed:

Accounts receivable	$4,775
Legacy permits	4,600
Trade name	820
Customer relationships	4,910
Non-compete	90
Goodwill	12,494
Fixed assets	9,749
Other assets	363
Accounts payable	(1,364)
Deferred tax liability	(4,498)
Other liability	(927)

Net assets acquired	$31,012

On September 5, 2018, the Company acquired the assets of Disposal and Recycling Technologies, Inc. (“DART”) to continue the Company’s strategy of geographic expansion. DART has a hazardous waste site in Charlotte, North Carolina with a RCRA Part B permit and a waste water treatment facility in Detroit, Michigan. The acquisition of DART expands the Company’s geographical reach in the Midwest and Mid-Atlantic hazardous and non-hazardous waste markets and represents the Company’s first waste water treatment facility. The net total consideration for the acquisition was approximately $18,713, which primarily comprised of a cash payment of $17,600 funded through an increase in its Term A debt from Compass.

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

The following table summarizes the fair values of the assets acquired and the liabilities assumed:

Accounts receivable	$1,249
Legacy permits	4,310
Trade name	250
Customer relationships	260
Non-compete	150
Goodwill	8,036
Fixed assets	4,672
Other assets	11
Accounts payable	(11)
Other liability	(214)

Net assets acquired	$18,713

2017

On March 22, 2017, the Company acquired the assets of AERC Recycling Solutions (“AERC”) to continue the Company’s strategy of geographic expansion. Headquartered in Allentown, Pennsylvania, AERC is a nationally regulated and permitted universal waste and electronic waste recycling company serving over 2,500 commercial and industrial customers across the United States. AERC processes fluorescent and mercury lamps, batteries, ballasts, retort and other forms of commonly produced hazardous wastes. In addition, AERC provides comprehensive electronic waste recycling services, specializing in asset recovery, disassembly and secure information destruction. Founded in 1990, AERC owns and operates processing facilities in Allentown, Pennsylvania, Richmond, Virginia, West Melbourne, Florida, Modesto, California and Hayward, California. AERC’s universal waste facility in Allentown has a RCRA Part B permit. The total price of the acquisition was $6,201. This amount was comprised of a cash payment of $6,201 funded through the Company’s cash on hand.

The following table summarizes the fair values of the assets acquired and the liabilities assumed:

Accounts receivable	$2,032
Legacy permits	1,540
Trade name	500
Customer relationships	1,090
Non-compete	20
Goodwill	1,128
Fixed assets	2,037
Other assets	133
Accounts payable	(436)
Other liability	(1,843)

Net assets acquired	$6,201

These transactions were accounted for using the provisions of Accounting Standards Codification (“ASC”) 805, Business Combinations, and the results of operations since the date of acquisition have been included in the consolidated financial statements presented.

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

4. Property, Plant and Equipment, Net

Property, plant and equipment, net consists of the following at December 31:

Description	Useful Lives	2018	2017
Land	—	$10,739	$8,761
Buildings	20 years	19,416	15,407
Machinery and equipment	5 to 20 years	67,145	52,394

		97,300	76,562
Less: Accumulated depreciation		(35,240)	(27,710)

Property, plant and equipment, net		$62,060	$48,852

Depreciation expense of property, plant and equipment for the years ended December 31, 2018 and 2017 was $9,832 and $8,840, respectively.

The Company also had like-kind exchanges of equipment which generated a gain of $228 and a gain of $25 for the years ended December 31, 2018 and 2017, respectively.

5. Intangible Assets, Net, and Goodwill

Intangible assets, net and goodwill are comprised of the following at December 31:

Description	Weighted Average Amortization Period	2018	2017
Permits, net of accumulated amortization of $37,609 and $28,008, respectively	10-20 years	$85,212	$82,897
Customer relationships, net of accumulated amortization of $9,371 and $7,010, respectively	15 years	28,303	25,303
Non-compete agreements, net of accumulated amortization of $317 and $227, respectively	3-5 years	373	223
Trade name, net of accumulated amortization of $4,406 and $3,271, respectively	5-20 years	14,999	15,034
Airspace, net of accumulated amortization of $3,682 and $3,018, respectively	Based on usage	4,692	1,307

		$133,579	$124,764

Goodwill	N/A	$140,729	$119,099

Amortization for the years ended December 31, 2018 and 2017 was $13,850 and $12,807, respectively. Estimated future annual amortization expense related to the intangible assets for each of the years ending December 31, 2019 through 2023 is approximately $15,000.

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

6. Accrued Expenses

Accrued expenses at December 31 consist of the following:

	2018	2017
Transportation and disposal costs	$6,092	$4,984
Salaries and wages	5,625	3,368
Interest	1,850	1,102
Other current liabilities	3,663	2,652

Total accrued expenses	$17,230	$12,106

7. Long-Term Debt

Long-term debt consists of the following at December 31:

	2018	2017
Credit agreement—Term A Payable in quarterly installments of $563 through August 31, 2020, at which time the loan requires full payment	$163,014	$125,075
Credit agreement—Term B Payable in full at the maturity date of August 31, 2021	38,000	38,000
Revolving credit facility Interest calculated at a 90-day LIBOR rate plus an applicable margin; 7.94% and 6.70% at December 31, 2018 and 2017, respectively	6,658	5,500
Other term debt Various loans, payable over 12-48 months	2,741	245
Capital lease obligations Various leases, payable over 12-48 months	302	458
Debt issuance costs	(979)	(1,348)

Total debt	209,736	167,930
Less: Current portion due within one year	(2,672)	(2,274)

Long-term portion	$207,064	$165,656

In connection with the acquisition of the Company, on August 26, 2014, the Company obtained a $35,000 revolving line of credit (“Revolving Credit Facility”) from Compass, the majority shareholder. The commitment terminates on August 31, 2020. Revolver availability was $28,342 and $29,358 at December 31, 2018 and 2017, respectively.

The Company also obtained a $92,000 Term A loan commitment (“Term A”) from Compass. The Term A loan maturity date is August 31, 2020 or such earlier date pursuant to event of default as defined. The Term A loan was amended in December 2014 to an amount of $108,900 in connection with the acquisition of AES Asset Acquisition Corporation. The Term A loan was also amended in April 2016 and June 2016 to an amount of $112,570 and $131,608, respectively, in connection with the acquisitions of Phoenix Soil, LLC and EWS Alabama, Inc. In May 2018 and September 2018, the Term A loan was further amended to an amount of $147,103 and $164,139, respectively, in connection with

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

the acquisitions of ESMI and DART. The Term A loan requires quarterly principal payments of $563, commencing on June 30, 2018 and continuing to the maturity date, with the remaining balance due on August 31, 2020. The interest rate at December 31, 2018 and 2017 was 7.87% and 6.70%, respectively.

The Company also obtained a $38,000 Term B loan commitment (“Term B”) from Compass. The Term B loan maturity date is August 31, 2021 or such earlier date pursuant to event of default as defined. The Term B loan requires full payment on the maturity date. Term B interest is a rate per annum of 11.5%.

At the Company’s option, advances under the Revolving Credit Facility and Term A loan interest can be either base rate or LIBOR. Base rate loans bear interest at a fluctuating rate per annum equal to the greater of the prime rate of interest or the sum of the Federal Funds Rate plus 0.5% for the relevant period, plus a margin ranging from 3.5% to 4.5% based upon the Total Debt to EBITDA Ratio. LIBOR rate is the greater of 1.0% or the applicable LIBOR rate, plus a margin ranging from 4.5% to 5.5% based upon the Total Debt to EBITDA Ratio.

The Company pays an unused availability fee quarterly equal to 0.5% of the unused portion of the Revolving Credit Facility. The borrowings under the Revolving Credit Facility for the years ended December 31, 2018 and 2017 was $6,658 and $5,500, respectively.

As of December 31, 2018, the Company has no letters of credit outstanding. As of December 31, 2017, the Company had letters of credit of $142 in connection with its closure bonds. The Company is required to pay letter of credit fees equal to 2.75%.

Interest expense under the Revolving Credit Facility and Term Note Agreements was $16,496 and $13,456 for the years ended December 31, 2018 and 2017, respectively.

Under terms of the debt agreement, the Company is required to pay down Term Note A in an amount equal to the Excess Cash Flow as defined in the agreement. The payment is due within 90 days from fiscal year end.

The loans and Revolving Credit Facility with Compass are collateralized by the Company’s right, title and interest in the Company’s net assets. The loan agreements also include certain financial covenants including, but not limited to, requirements to maintain certain fixed charges and leverage ratios. The Company was not in compliance with the financial covenants under its credit agreements at December 31, 2018 as a result of financing various add-on acquisitions during the year disclosed in Note 3 to these financial statements. On January 20, 2019, Compass amended the credit agreements to grant a waiver to the Company for the quarter ended December 31, 2018 and each quarter during the year ending December 31, 2019. As of December 31, 2017, the Company was in compliance with all financial covenants under its credit agreements.

The Company capitalizes financing costs and fees incurred relating to the procurement of its revolving credit facility and long-term debt. These financing costs were paid to Compass at the time of acquisition. These costs are being amortized over the life of the related debt instrument using the effective interest method. The Company incurred additional financing costs of $154 during the year ended December 31, 2018 related to the amendments to the Term A loan in connection with the

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

acquisitions of ESMI and DART. Amortization expense amounted to $523 and $481 for the years ended December 31, 2018 and 2017, respectively.

Long-term debt maturities are as follows:

Years ending December 31:
2019	2,672
2020	169,918
2021	38,110
2022	11
2023	3

Total	$210,714

8. Employee Benefit Plans

The Company has a defined contribution 401(k) plan that covers substantially all employees who have met the eligibility requirements. Employees may contribute up to the maximum allowable under current regulations to the 401(k). The Company’s contribution to the plan is at the discretion of the Company. The Company contributed $816 and $547 to the plan for the years ended December 31, 2018 and 2017, respectively.

9. Income Taxes

On December 22, 2017, the legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”) was enacted into law, which changes various corporate income tax provisions within the existing Internal Revenue Code. Substantially all the provisions of the Tax Act are effective for taxable years beginning after December 31, 2017. The most significant changes that impact the Company are the reduction in the corporate federal income tax rate from 35% to 21% and 100% bonus depreciation for qualified property acquired and placed in service after September 27, 2017 and before January 1, 2023. In a manner consistent with ASC 740-10-25-47, the effect of a change in tax law or rates shall be recognized at the date of enactment and, accordingly, the Company accounted for the corporate federal income tax rate reduction in the fourth quarter of 2017. In accordance with the Tax Act, we recorded $14.4 million as additional income tax benefit in the fourth quarter of 2017, the period in which the legislation was enacted. Additionally, Staff Accounting Bulletin No. 118 (“SAB 118”) was issued to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. As permitted by SAB 118, we have subsequently finalized our accounting analysis based on the guidance, interpretations and data available as of December 31, 2018 and have recorded no adjustments to our 2017 provisional amounts.

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

Income tax benefit for the years ended December 31 consists of the following:

	2018	2017
Current
Federal	$(1,765)	$(1,635)
State	(1,149)	(989)

Total current	(2,914)	(2,624)
Deferred
Federal	2,931	17,819
State	2,441	274

Total deferred	5,372	18,093

Income tax benefit	$2,458	$15,469

The following table reconciles the expected income tax benefit at the federal statutory rate to the effective tax rate for the years ended December 31:

	2018		2017
	Amount	Percentage	Amount	Percentage
Tax benefit at statutory rate	$696	21.0%	$756	35.0%
State taxes, net of federal benefit	258	7.8%	109	5.1%
Research and development credit	300	9.1%	250	11.6%
Provision to return differences	279	8.4%	96	4.5%
Current year permanent differences	(233)	(7.0%)	(208)	(9.6%)
Adjustment for Tax Cuts and Jobs Act	—	0.0%	14,360	664.9%
Rate change adjustment	990	29.9%	—	0.0%
Other	168	5.1%	106	4.9%

	$2,458	74.3%	$15,469	716.4%

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

Temporary differences between financial statement carrying amounts and tax basis of assets and (liabilities) that give rise to significant deferred tax assets and liabilities as of December 31 are as follows:

	2018	2017
Allowance for doubtful accounts	$172	$150
Accrued expenses	1,086	664
Prepaid expenses and other	(578)	(343)
Stock based compensation	1,194	897
Accrued expenses and other, long-term	141	118
Net operating losses	370	416
Property and equipment basis difference	(7,935)	(5,437)
Permit basis difference	(14,858)	(16,390)
Other intangibles	(9,260)	(9,248)
Interest expense limitation	1,368	—

Subtotal	(28,300)	(29,173)
Less: Valuation allowance and reserve	—	—

Net non-current deferred tax liabilities	$(28,300)	$(29,173)

In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred income tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences. For the years ended December 31, 2018 and 2017, the Company has cumulative net operating loss carryforwards for various states of approximately $5,612 and $6,035, respectively. These net operating loss carryforwards will begin to expire in 2028.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits for the years ended December 31, 2018 and 2017 is as follows:

	2018	2017
Beginning of year	$100	$143
Reductions for expiration of statute of limitations	(100)	(43)

End of year	$—	$100

At December 31, 2018 and 2017, the Company had recorded $0 and $100, respectively, of unrecognized tax benefits that if recognized would affect the annual effective tax rate.

The Company files income tax returns in the U.S. federal jurisdiction and in multiple U.S. state and local jurisdictions. The Company’s tax filings for tax years 2014 to 2018 remain open for examination by taxing authorities. The Company is currently not under examination by any jurisdiction.

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

10. Equity Incentive Plan

In order to advance the interest of the Company and its stockholders, the Company adopted the 2014 Stock Option Plan (the “Plan”), whereby employees and directors of the Company may be given the opportunity to purchase shares of Common Stock, par value $0.001 per share.

Under this Plan, the Company is authorized to issue 149,450 shares of common stock.

In 2016, the Company adopted the 2016 Non-Statutory Stock Option Plan (the “2016 Plan”), whereby employees and directors of the Company may be given the opportunity to purchase shares of Common Stock, par value $0.001 per share.

Under this 2016 Plan, the Company is authorized to issue 97,773 shares of common stock.

Expected volatility was determined using changes in historical stock prices of comparable businesses in the industry. The risk-free interest rate was determined based on the U.S. Treasury yield curve in effect at the time of grant. The expected term was based on management’s estimate of the period of time that the options or stock will remain outstanding before being exercised or forfeited. The Company does not anticipate paying dividends over the expected term and therefore used 0% dividend yield.

The fair value of the options is estimated on the date of grant based on the following assumptions:

Risk-free interest rate	1.40% - 2.22%
Expected term in years	7.5
Expected stock price volatility	30% - 35%
Expected dividend yield	0.0%

Option activity is summarized as follows:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding at December 31, 2016	243,264	$31.93	5 years

Granted	—
Forfeited	—
Exercised	—

Outstanding at December 31, 2017	243,264	$31.93	4 years

Granted	—
Forfeited	—
Exercised	—

Outstanding at December 31, 2018	243,264	$31.93	3 years

As of December 31, 2018 and 2017, 150,894 and 102,241 shares of common stock had vested, with a weighted average value of $33.93 and $34.84 and a total fair value of $5,119 and $3,562, respectively.

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

The estimated fair value of the shares is being amortized as compensation expense over the vesting period of 10 years or as designated by the Board of Directors. Shares vest annually based on issue date if, as of each applicable vesting, the holder of such shares is still employed by the Company.

The Company recorded compensation expense of $1,553 and $1,553 during the years ended December 31, 2018 and 2017, respectively. These amounts are included in selling, general and administrative expenses. Total compensation expenses related to awards not yet recognized in the consolidated statement of operations as of December 31, 2018 and 2017 were $2,114 and $3,668, respectively. The weighted average period over which the total compensation cost of non-vested awards not yet recognized is expected to be recognized for the years ended December 31, 2018 and 2017 are 24 and 33 months, respectively.

11. Related Party Transactions

Significant related party transactions, not otherwise disclosed, include the payment of management fees of $500 per year to Compass Group Management, LLC. This fee is recorded separately in the consolidated statement of operations. In addition to management fees, the Company expensed $16,496 and $13,456 of interest to Compass for the years ended December 31, 2018 and 2017, respectively. See Note 7 for further disclosure regarding the long-term debt with Compass.

During 2018, the Company purchased the assets of United Retek Corporation, LLC from David Green, Chief Science Officer of the Company, for $2,000. See Note 3 for further disclosure regarding this transaction.

12. Commitments and Contingencies

Operating Leases

The Company leases office space, equipment, facilities and land under non-cancelable operating leases that expire at various dates through 2030. Rent expense incurred by the Company for the years ended December 31, 2018 and 2017 was approximately $9,951 and $9,028, respectively. The approximate future minimum payments under these leases at December 31, 2018 are as follows:

Years ending December 31:
2019	$4,185
2020	3,715
2021	3,362
2022	2,182
2023	1,986
Thereafter	7,886

$23,316

The Company leases approximately 7.5 acres of land at its Delaware soil recycling facility at a rental of $1.00 per ton of soil received with a minimum rental of $50 per year. The total rent expense for the years ended December 31, 2018 and 2017 was $245 and $310, respectively. The lease was renewed for five years in 2008 and contains two additional five-year renewal options. The Company exercised the renewal options in 2013 and 2018.

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

The Company currently leases approximately 8 acres of land for the North Jersey soil recycling facility in Kearny, New Jersey. The lease term is 20 years and the lease rate is approximately $443 per year with annual increases allowed. In addition, the Company subleases approximately 3 acres of land at a lease rate of $286 per year with annual increases allowed.

The Company currently leases approximately 12 acres of land under the Carteret, New Jersey soil recycling facility. The lease term is for 20 years with four renewal options of five years each, expiring in 2030. The lease rate is approximately $726 per year with annual increases allowed. In addition, the Company pays a royalty on treatment sales of 0.66%. The royalty expense was $243 and $246 for the years ended December 31, 2018 and 2017, respectively.

The Company leases premises in Jersey City, New Jersey as an off-loading, processing and transfer facility for dredged materials. The lease was renewed in 2009 for three years and contains three additional two-year renewal options. The Company exercised the first two-year renewal in 2012. This lease was again renewed on October 1, 2015 extending the term through September 30, 2018. The lease was subsequently amended for an additional term from October 1, 2018 through December 31, 2019 and contains two additional one-year renewal options. Prior to October 1, 2018, the terms of the lease included a component for minimum basic rent of $690 per year and a component based on volume. The volume component is scaled with the fee for the first 300 cubic yards at $1.50 per cubic yard and additional cubic yards at $1.25 per cubic yard. The volume component rent expense was $101 and $96 for the years ended December 31, 2018 and 2017, respectively. Beginning October 1, 2018, the terms of the lease include a component for minimum basic rent of $1,080 per year and no longer include a component based on volume.

The Company leases approximately 15 to 20 acres in Kearny, New Jersey as an off-loading, processing and transfer facility for dredged materials. The initial term was for a five-year lease with renewal options. The current lease was extended in 2016 and expired on August 31, 2017. The Company is currently renting the property on a month to month basis. The terms of the lease include a component for minimum basic rent of $360 per year and additional volume-based components. The royalty component is scaled with the fee for the first 500 cubic yards at $3.50 per cubic yard and additional cubic yards at $2.00 per cubic yard. The royalty component rent expense was $410 and $86 for the years ended December 31, 2018 and 2017, respectively. In addition, there is a placement fee that begins at $7.75 per cubic yard and escalates to $9.50 per cubic yard dependent on volumes.

The Company leases office space in Hatboro, Pennsylvania. The lease began in 2013 and continues until May 31, 2020. The rental payments on this lease are approximately $312 per year.

The Company leases office space in Seven Fields, Pennsylvania. The lease began in 2015 and continues until March 31, 2020. The rental payments on this lease are approximately $155 per year.

The Company leases premises in Seven Fields, Pennsylvania as an office and maintenance center for its fleet of waste transportation vehicles. The rental payments on this lease are $26 per year.

The Company leases premises in Newport News, Virginia as an office and warehouse for supplies and equipment on site for some customers. The rental payments on this lease are $34 per year.

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

The Company leases two premises in Allentown, Pennsylvania. One of the leased premises is used to process universal waste. The lease began in 2015 and will expire on March 31, 2023. The rental payments on this property are approximately $150 per year. The second leased premise is primarily used to process electronic waste. The lease began in 2010 and will expire on July 14, 2023. The rental payments on this property are approximately $150 per year.

The Company leases two premises in West Melbourne, Florida. One of the leased premises is 15,000 square feet and is used to process universal waste. The lease began in 2000. It was extended in 2011 and will expire on September 30, 2021. The rental payments on this property are approximately $100 per year. The second leased premise is 13,000 square feet and is primarily used to process electronic waste. The lease began in 2005. It was extended in 2014 and will expire on September 30, 2021. The rental payments on this property are approximately $60 per year. The Company began subleasing this property at a lease rate of $75 per year effective December 1, 2018 through the aforementioned expiration of the lease in September 2021.

The Company leases 6,892 square feet in Haywood, California.    The premise is primarily used to process universal waste. The lease began in 2000. It was extended in 2017 and will expire on January 31, 2024. The rental payments on this property are approximately $100 per year.

The Company leases 25,992 square feet in Modesto, California.    The premise is primarily used to process electronic waste. The lease began in 2017 and will expire on December 31, 2027. The rental payments on this property are approximately $143 per year.

The Company leases 10,625 square feet in Richmond, Virginia.    The premise is primarily used to process universal waste and electronic waste. The lease began in 2010. It was extended in 2016 and again in 2019 and will expire on February 28, 2022. The rental payments on this property are approximately $204 per year.

The Company leases a warehouse and underlying land in Doraville, Georgia as a processing facility. The leases for the warehouse and the land were both renewed in 2018 for ten years and contain two renewal options of five years each. The rental payments on the warehouse and land are $30 and $24, respectively, per year.

Captive Insurance Program

The Company is partially self-insured for automobile and workers’ compensation insurance coverage through a group captive insurance company in which the Company has less than a 10% ownership interest. While the Company maintains risk associated with the possible insurance claims of other members in the captive, management believes that this risk is mitigated through loss limits for each member, as well as adequate reinsurance coverage obtained by the captive.

While the insurance carried by the Company, including the insurance obtained through the captive insurance company, may not be sufficient to cover all claims that may arise, and while insurance carriers may not continue to make coverage available to the Company, management believes that it has provided an adequate level of insurance coverage.

CEHI ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(in thousands, except shares)

Legal Proceedings

Potentially Responsible Parties

The Company participates in two Potentially Responsible Party committees in connection with environmental consent orders related to certain hazardous waste cleanup sites under the federal Superfund statute and/or state cleanup programs. As of December 31, 2018 and 2017, the Company accrued $321 and $419, respectively, for these potential costs.

Licensing Agreements

The Company has agreements with various parties, principally lessors of its dredge facilities which require royalty fees to be paid. These royalty fees are paid based upon various measurements including percentage of specific sales or on a per ton of material processed basis. Certain of these agreements provide for minimum annual royalty fees to be paid. Royalty expenses for the years ended December 31, 2018 and 2017 were $1,001 and $738, respectively.

13. Subsequent Events

As disclosed in Note 7 to these financial statements, the Company was not in compliance with the financial covenants under its credit agreements at December 31, 2018 as a result of financing various add-on acquisitions during the year disclosed in Note 3 to these financial statements. On January 20, 2019, Compass amended the credit agreements to grant a waiver to the Company for the quarter ended December 31, 2018 and each quarter during the year ending December 31, 2019.

The Company’s management has evaluated all activity of the Company through March 14, 2019 and concluded that subsequent events are properly reflected in the Company’s consolidated financial statements and notes as required by standards for accounting disclosure of subsequent events.